-------------------------------                 -------------------------------
CUSIP No. 57685P304                             Page 1 of 16 pages
-------------------------------                 -------------------------------

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                                 MatrixOne, Inc.
                                ----------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                    57685P304
                                    ---------
                                 (CUSIP Number)

                    Direct any Notices and Communications to:
                    -----------------------------------------
                              George J. Mazin, Esq.
                                   Dechert LLP
                              30 Rockefeller Plaza
                               New York, NY 10112

                                  March 3, 2006
                                  -------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

-------------------------------                                                         -------------------------------
CUSIP No. 57685P304                                                                     Page 2 of 16 pages
-------------------------------                                                         -------------------------------


        --------- ------------------------------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SIDUS INVESTMENT PARTNERS, L.P.
                  TAX ID # 13-4100882
        --------- ------------------------------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
           2                                                           (b) [x]
        --------- ------------------------------------------------------------------------------------------------------
                  SEC USE ONLY
           3
        --------- ------------------------------------------------------------------------------------------------------

           4      SOURCE OF FUNDS

                  WC
        --------- ------------------------------------------------------------------------------------------------------

           5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)     [ ]

        --------- ------------------------------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           6
                  DELAWARE
        ----------------------- --------- ------------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                   7
               NUMBER OF                  0
                SHARES          --------- ------------------------------------------------------------------------------
          BENEFICIALLY OWNED              SHARED VOTING POWER
                BY  EACH           8
               REPORTING PERSON           1,120,000
                 WITH           --------- ------------------------------------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   9
                                          0
                                --------- ------------------------------------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   10
                                          1,120,000
        ----------- ----------------------------------------------------------------------------------------------------
            11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2.15%
        ----------- ----------------------------------------------------------------------------------------------------
            12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

        ----------- ----------------------------------------------------------------------------------------------------
            13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.15%
        ----------- ----------------------------------------------------------------------------------------------------
            14      TYPE OF REPORTING PERSON

                    PN
        ----------- ----------------------------------------------------------------------------------------------------



-------------------------------                                                         -------------------------------
CUSIP No. 57685P304                                                                     Page 3 of 16 pages
-------------------------------                                                         -------------------------------



        --------- ------------------------------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SIDUS INVESTMENTS, LTD.
        --------- ------------------------------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
           2                                                           (b) [x]
        --------- ------------------------------------------------------------------------------------------------------
                  SEC USE ONLY
           3
        --------- ------------------------------------------------------------------------------------------------------

           4      SOURCE OF FUNDS

                  WC
        --------- ------------------------------------------------------------------------------------------------------

           5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)     [ ]

        --------- ------------------------------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           6
                  CAYMAN ISLANDS
        ----------------------- --------- ------------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                   7
               NUMBER OF                  0
                SHARES          --------- ------------------------------------------------------------------------------
          BENEFICIALLY OWNED              SHARED VOTING POWER
                BY  EACH           8
               REPORTING PERSON           1,120,000
                 WITH           --------- ------------------------------------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   9
                                          0
                                --------- ------------------------------------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   10
                                          1,120,000
        ----------- ----------------------------------------------------------------------------------------------------
            11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2.15%
        ----------- ----------------------------------------------------------------------------------------------------
            12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

        ----------- ----------------------------------------------------------------------------------------------------
            13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.15%
        ----------- ----------------------------------------------------------------------------------------------------
            14      TYPE OF REPORTING PERSON

                    OO
        ----------- ----------------------------------------------------------------------------------------------------



-------------------------------                                                         -------------------------------
CUSIP No. 57685P304                                                                     Page 4 of 16 pages
-------------------------------                                                         -------------------------------


        --------- ------------------------------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SIDUS INVESTMENT MANAGEMENT, LLC
                  TAX ID # 13-4099498
        --------- ------------------------------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
           2                                                           (b) [x]
        --------- ------------------------------------------------------------------------------------------------------
                  SEC USE ONLY
           3
        --------- ------------------------------------------------------------------------------------------------------

           4      SOURCE OF FUNDS

                  AF
        --------- ------------------------------------------------------------------------------------------------------

           5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)     [ ]

        --------- ------------------------------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           6
                  DELAWARE
        ----------------------- --------- ------------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                   7
               NUMBER OF                  0
                SHARES          --------- ------------------------------------------------------------------------------
          BENEFICIALLY OWNED              SHARED VOTING POWER
                BY  EACH           8
               REPORTING PERSON           1,120,000
                 WITH           --------- ------------------------------------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   9
                                          0
                                --------- ------------------------------------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   10
                                          1,120,000
        ----------- ----------------------------------------------------------------------------------------------------
            11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2.15%
        ----------- ----------------------------------------------------------------------------------------------------
            12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

        ----------- ----------------------------------------------------------------------------------------------------
            13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.15%
        ----------- ----------------------------------------------------------------------------------------------------
            14      TYPE OF REPORTING PERSON

                    IA
        ----------- ----------------------------------------------------------------------------------------------------



-------------------------------                                                         -------------------------------
CUSIP No. 57685P304                                                                     Page 5 of 16 pages
-------------------------------                                                         -------------------------------


        --------- ------------------------------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SIDUS ADVISORS, LLC
                  TAX ID # 13-4099492
        --------- ------------------------------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
           2                                                           (b) [x]
        --------- ------------------------------------------------------------------------------------------------------
                  SEC USE ONLY
           3
        --------- ------------------------------------------------------------------------------------------------------

           4      SOURCE OF FUNDS

                  AF
        --------- ------------------------------------------------------------------------------------------------------

           5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)     [ ]

        --------- ------------------------------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           6
                  DELAWARE
        ----------------------- --------- ------------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                   7
               NUMBER OF                  0
                SHARES          --------- ------------------------------------------------------------------------------
          BENEFICIALLY OWNED              SHARED VOTING POWER
                BY  EACH           8
               REPORTING PERSON           1,120,000
                 WITH           --------- ------------------------------------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   9
                                          0
                                --------- ------------------------------------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   10
                                          1,120,000
        ----------- ----------------------------------------------------------------------------------------------------
            11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2.15%
        ----------- ----------------------------------------------------------------------------------------------------
            12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

        ----------- ----------------------------------------------------------------------------------------------------
            13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.15%
        ----------- ----------------------------------------------------------------------------------------------------
            14      TYPE OF REPORTING PERSON

                    CO
        ----------- ----------------------------------------------------------------------------------------------------



-------------------------------                                                         -------------------------------
CUSIP No. 57685P304                                                                     Page 6 of 16 pages
-------------------------------                                                         -------------------------------


        --------- ------------------------------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  ALFRED V. TOBIA, JR.
         --------- ------------------------------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
           2                                                           (b) [x]
        --------- ------------------------------------------------------------------------------------------------------
                  SEC USE ONLY
           3
        --------- ------------------------------------------------------------------------------------------------------

           4      SOURCE OF FUNDS

                  AF
        --------- ------------------------------------------------------------------------------------------------------

           5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)     [ ]

        --------- ------------------------------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           6
                  UNITED STATES OF AMERICA
        ----------------------- --------- ------------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                   7
               NUMBER OF                  0
                SHARES          --------- ------------------------------------------------------------------------------
          BENEFICIALLY OWNED              SHARED VOTING POWER
                BY  EACH           8
               REPORTING PERSON           1,120,000
                 WITH           --------- ------------------------------------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   9
                                          0
                                --------- ------------------------------------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   10
                                          1,120,000
        ----------- ----------------------------------------------------------------------------------------------------
            11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2.15%
        ----------- ----------------------------------------------------------------------------------------------------
            12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

        ----------- ----------------------------------------------------------------------------------------------------
            13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.15%
        ----------- ----------------------------------------------------------------------------------------------------
            14      TYPE OF REPORTING PERSON

                    IN
        ----------- ----------------------------------------------------------------------------------------------------



-------------------------------                                                         -------------------------------
CUSIP No. 57685P304                                                                     Page 7 of 16 pages
-------------------------------                                                         -------------------------------


        --------- ------------------------------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  MICHAEL J. BARONE
        --------- ------------------------------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
           2                                                           (b) [x]
        --------- ------------------------------------------------------------------------------------------------------
                  SEC USE ONLY
           3
        --------- ------------------------------------------------------------------------------------------------------

           4      SOURCE OF FUNDS

                  AF
        --------- ------------------------------------------------------------------------------------------------------

           5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)     [ ]

        --------- ------------------------------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           6
                  UNITED STATES OF AMERICA
        ----------------------- --------- ------------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                   7
               NUMBER OF                  0
                SHARES          --------- ------------------------------------------------------------------------------
          BENEFICIALLY OWNED              SHARED VOTING POWER
                BY  EACH           8
               REPORTING PERSON           1,120,000
                 WITH           --------- ------------------------------------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   9
                                          0
                                --------- ------------------------------------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   10
                                          1,120,000
        ----------- ----------------------------------------------------------------------------------------------------
            11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2.15%
        ----------- ----------------------------------------------------------------------------------------------------
            12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]

        ----------- ----------------------------------------------------------------------------------------------------
            13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.15%
        ----------- ----------------------------------------------------------------------------------------------------
            14      TYPE OF REPORTING PERSON

                    IN
        ----------- ----------------------------------------------------------------------------------------------------



-------------------------------                 -------------------------------
CUSIP No. 57685P304                             Page 8 of 16 pages
-------------------------------                 -------------------------------



ITEM 1.  (a).     Name of Issuer:  MatrixOne, Inc.

                  (b). Address of Issuer's Principal Executive Offices:

                           210 Littleton Road
                           Westford, MA  01886

                  (c).     Title of Class of Securities:  Common Stock

                  (d). CUSIP Number: 57685P304

ITEM 2.  This Statement is being filed jointly by each of the following persons

         (a)-(c), (f). This statement is being filed jointly by (i) Sidus Investment Partners, L.P., a Delaware limited partnership (the "Partnership"),
(ii) Sidus Investments, Ltd., a Cayman Islands exempted company (the "Offshore Fund"), (iii) Sidus Investment Management, LLC(1), a Delaware limited liability company (the "Manager"), (iv) Sidus Advisors, LLC, a Delaware limited liability company (the "GP"), and (v) Messrs. Alfred V. Tobia, Jr. and Michael J. Barone, each natural persons and U.S. citizens. The Partnership, the Offshore Fund, the Manager, the GP and Messrs. Tobia and Barone are sometimes referred to herein individually as a "Reporting Person" and collectively as "Reporting Persons." The Reporting Persons have a principal business address located at 767 Third Avenue, 15th floor, New York, New York 10017. The Partnership and the Offshore Fund are engaged in the private investment fund business. The Manager serves as the investment manager of both the Partnership and the Offshore Fund, the GP serves as the general partner of the Partnership, and Messrs. Tobia and Barone are the managing members of the Manager and the GP.

         (d), (e). None of the Reporting Persons has, during the past five years, been convicted in a criminal proceeding of any nature whatsoever (excluding traffic violations or similar misdemeanors), nor have any Reporting Persons been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction of any nature whatsoever during the past five years.

         The Reporting Persons have previously submitted a filing on Schedule 13D relating to the common stock of the Issuer, originally filed on December 2, 2005 (the "Initial 13D"). The Initial 13D is incorporated by reference into this amendment to the Initial 13D. The Reporting Persons hereby amend the Initial 13D. Unless otherwise indicated, each capitalized term used and not defined herein shall have the meaning attributed to such term in the Initial 13D.




----------------------

(1) Sidus Investment Management, LLC beneficially owns a portion of the securities of the Issuer reported hereunder for the benefit of a separately managed account (the "Separate Account") advised by the Manager.

-------------------------------                 -------------------------------
CUSIP No. 57685P304                             Page 9 of 16 pages
-------------------------------                 -------------------------------


ITEM 3.  Source and Amount of Funds or Other Consideration.

         The response set forth in Item 3 of the Initial 13D is hereby amended and supplemented by revising the amount of funds or other consideration used in purchasing the securities of the Issuer reported hereunder as follows:

              The Reporting Persons have invested an aggregate amount of $5,497,362.78 (including brokerage commissions) in the securities of the Issuer reported hereunder.

         In all other respects, the response to Item 3 of the Initial 13D shall remain unchanged.

ITEM 4.  Purpose of Transaction.

         The response set forth in Item 4 of the Initial 13D is hereby amended and supplemented by the adding the following after the second full paragraph in response to Item 4 of the Initial 13D:

              On March 3, 2006, the parties to the suit filed by Oliver Press in the Delaware Court of Chancery against the Issuer stipulated to a dismissal of the suit without prejudice. Oliver Press agreed to this dismissal without prejudice for the reasons set forth in the amendment to the Oliver Press 13D filed on March 7, 2006.

              Now that the suit filed by Oliver Press against the Issuer is no longer pending, there are no understandings or agreements in place between the Reporting Persons and any other shareholder of the Issuer, including Oliver Press, concerning the Issuer. Accordingly, there can no longer be any argument put forth that a "group" exists for purposes of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended (the "1934 Act") as interpreted in Rule 13d-5(b)(1) of Regulation 13D-G under the 1934 Act. The Reporting Persons neither admit nor deny that any such group has ever existed, and expressly disclaim beneficial ownership of the securities of the Issuer beneficially owned by Oliver Press which could be attributed to the Reporting Persons by virtue of such alleged group.

              There are no agreements or understandings in place between the Reporting Persons and Oliver Press regarding the transfer purchase, sale or voting of securities of the Issuer, or the giving or withholding of proxies regarding the Issuer, and accordingly, the Reporting Persons no longer have any filing obligations with respect to the Issuer under Regulation 13D-G of the 1934 Act.

         The third, fourth and fifth full paragraphs in response to Item 4 of the Initial 13D are hereby deleted.

-------------------------------                 -------------------------------
CUSIP No. 57685P304                             Page 10 of 16 pages
-------------------------------                 -------------------------------


ITEM 5.  Interest in Securities of the Issuer.

         The response set forth in Item 5 of the Initial 13D is hereby amended and restated as follows:

         (a).     Aggregate shares held by each Reporting Person

                  Sidus Investment Partners, L.P.             1,120,000

                  Sidus Investments, Ltd.                     1,120,000

                  Sidus Investment Management, LLC(2)         1,120,000

                  Sidus Advisors, LLC(3)                      1,120,000

                  Alfred V. Tobia, Jr.(4)                     1,120,000

                  Michael J. Barone                           1,120,000

         Percentage of class:

                  Sidus Investment Partners, L.P.             2.15%

                  Sidus Investments, Ltd.                     2.15%

                  Sidus Investment Management, LLC            2.15%

                  Sidus Advisors, LLC                         2.15%

                  Alfred V. Tobia, Jr.                        2.15%

                  Michael J. Barone                           2.15%

         (b).     Number of shares as to which such person has:

                  (1)      Sole power to vote or to direct the vote:

                  (i)      Sidus Investment Partners, L.P.    0


-------------------
2 Sidus Investment Management, LLC is the investment manager of the Partnership and the Offshore Fund, subject to the overall control of the managing members, Messrs. Tobia and Barone.

3 Sidus Advisors, LLC is the general partner of the Partnership, subject to the overall control of the managing members, Messrs. Tobia and Barone, and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

4 Messrs. Tobia and Barone are the managing members and thus possess a controlling interest in the Manager and the GP and thus could be deemed to share the power to vote and dispose or direct the disposition of such Shares.

-------------------------------                 -------------------------------
CUSIP No. 57685P304                             Page 11 of 16 pages
-------------------------------                 -------------------------------


                  (ii)     Sidus Investments, Ltd.            0

                  (iii)    Sidus Investment Management, LLC   0

                  (iv)     Sidus Advisors, LLC                0

                  (v)      Alfred V. Tobia, Jr.               0

                  (vi)     Michael J. Barone                  0

                  (2)      Shared power to vote or to direct the vote:


                  (i)      Sidus Investment Partners, L.P.    1,120,000

                  (ii)     Sidus Investments, Ltd.            1,120,000

                  (iii)    Sidus Investment Management, LLC   1,120,000

                  (iv)     Sidus Advisors, LLC                1,120,000

                  (v)      Alfred V. Tobia, Jr.               1,120,000

                  (vi)     Michael J. Barone                  1,120,000

                  (3) Sole power to dispose or to direct the disposition of:

                  (i)      Sidus Investment Partners, L.P.    0

                  (ii)     Sidus Investments, Ltd.            0

                  (iii)    Sidus Investment Management, LLC   0

                  (iv)     Sidus Advisors, LLC                0

                  (v)      Alfred V. Tobia, Jr.               0

                  (vi)     Michael J. Barone                  0

                  (4) Shared power to dispose or to direct the disposition of:

                  (i)      Sidus Investment Partners, L.P.    1,120,000

                  (ii)     Sidus Investments, Ltd.            1,120,000

                  (iii)    Sidus Investment Management, LLC   1,120,000

                  (iv)     Sidus Advisors, LLC                1,120,000

                  (v)      Alfred V. Tobia, Jr.               1,120,000

                  (vi)     Michael J. Barone                  1,120,000

-------------------------------                 -------------------------------
CUSIP No. 57685P304                             Page 12 of 16 pages
-------------------------------                 -------------------------------


         (c).     Transactions in Securities of the Issuer during the past
                  60 days.

                  The Reporting Persons have not engaged in any transactions in the securities of the Issuer during the past 60 days:

ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         The response set forth in Item 6 of the Initial 13D remains unchanged.

-------------------------------                 -------------------------------
CUSIP No. 57685P304                             Page 13 of 16 pages
-------------------------------                 -------------------------------


SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                SIDUS INVESTMENT PARTNERS, L.P.

Date:  March 8, 2006        By:   /s/ Alfred V. Tobia, Jr.
                                      -----------------------------------------
                                      Alfred V. Tobia, Jr.,  managing member of
                                      Sidus Investment  Management,  LLC, the
                                      investment manager

                                By:   /s/ Michael J. Barone
                                      -----------------------------------------
                                      Michael J.  Barone,  managing  member of
                                      Sidus  Investment  Management,  LLC,  the
                                      investment manager


                                SIDUS INVESTMENTS, LTD.

Date:  March 8, 2006        By:   /s/ Alfred V. Tobia, Jr.
                                      -----------------------------------------
                                      Alfred V. Tobia, Jr.,  managing member of
                                      Sidus Investment  Management,  LLC, the
                                      investment manager

                                By:   /s/ Michael J. Barone
                                      -----------------------------------------
                                      Michael J.  Barone,  managing  member of
                                      Sidus  Investment  Management,  LLC,  the
                                      investment manager


                                SIDUS INVESTMENT MANAGEMENT, LLC

Date:  March 8, 2006        By:   /s/ Alfred V. Tobia, Jr.
                                      -----------------------------------------
                                      Alfred V. Tobia, Jr., managing member

                                By:   /s/ Michael J. Barone
                                      -----------------------------------------
                                      Michael J. Barone, managing member


                                SIDUS ADVISORS, LLC

Date:  March 8, 2006        By:   /s/ Alfred V. Tobia, Jr.
                                      -----------------------------------------
                                      Alfred V. Tobia, Jr., managing member

                                By:   /s/ Michael J. Barone
                                      -----------------------------------------
                                      Michael J. Barone, managing member

-------------------------------                 -------------------------------
CUSIP No. 57685P304                             Page 14 of 16 pages
-------------------------------                 -------------------------------


                                ALFRED V. TOBIA, JR.

Date:  March 8, 2006        By: /s/ Alfred V. Tobia, Jr.
                                    ------------------------


                                 MICHAEL J. BARONE

Date:  March 8, 2006         By: /s/ Michael J. Barone
                                     ---------------------

-------------------------------                 -------------------------------
CUSIP No. 57685P304                             Page 15 of 16 pages
-------------------------------                 -------------------------------


EXHIBIT 1 -- AGREEMENT OF JOINT FILING

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 8th day of March, 2006.


                                SIDUS INVESTMENT PARTNERS, L.P.

Date:  March 8, 2006        By:   /s/ Alfred V. Tobia, Jr.
                                      -----------------------------------------
                                      Alfred V. Tobia, Jr.,  managing member of
                                      Sidus Investment  Management,  LLC, the
                                      investment manager

                                By:  /s/ Michael J. Barone
                                     ------------------------------------------
                                     Michael J.  Barone,  managing  member of
                                     Sidus  Investment  Management,  LLC,  the
                                     investment manager


                                SIDUS INVESTMENTS, LTD.

Date:  March 8, 2006        By:  /s/ Alfred V. Tobia, Jr.
                                     ------------------------------------------
                                     Alfred V. Tobia,  Jr.,  managing member of
                                     Sidus Investment  Management,  LLC, the
                                     investment manager

                                By:  /s/ Michael J. Barone
                                     ------------------------------------------
                                     Michael J.  Barone,  managing  member of
                                     Sidus  Investment  Management,  LLC,  the
                                     investment manager


                                SIDUS INVESTMENT MANAGEMENT, LLC

Date:  March 8, 2006        By:   /s/ Alfred V. Tobia, Jr.
                                      -----------------------------------------
                                      Alfred V. Tobia, Jr., managing member

                                By:   /s/ Michael J. Barone
                                      -----------------------------------------
                                      Michael J. Barone, managing member

-------------------------------                 -------------------------------
CUSIP No. 57685P304                             Page 16 of 16 pages
-------------------------------                 -------------------------------


                                SIDUS ADVISORS, LLC

Date:  March 8, 2006        By:   /s/ Alfred V. Tobia, Jr.
                                      -----------------------------------------
                                      Alfred V. Tobia, Jr., managing member

                                By:   /s/ Michael J. Barone
                                      -----------------------------------------
                                      Michael J. Barone, managing member


                                ALFRED V. TOBIA, JR.

Date:  March 8, 2006        By:   /s/ Alfred V. Tobia, Jr.
                                      -----------------------------------------


                                MICHAEL J. BARONE

Date:  March 8, 2006        By:   /s/ Michael J. Barone
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